EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full-Year 2023 Results;
Provides 2024 Full-Year Financial Guidance

●	Exceeded Full-Year 2023 Financial Guidance
●	Fourth Quarter Total Revenue Growth of 8.6 Percent Included Approximately 2.9 Percent Growth from Acquisitions
●	Fourth Quarter Earnings Per Share of $1.39 and Adjusted Earnings Per Share of $1.41
●	Expanded Fourth Quarter Net Income Margin 170 Basis Points and Adjusted EBITDA Margin 260 Basis Points
●	Generated Cash Flow from Operations of $3,618 Million and Adjusted Free Cash Flow of $1,985 Million in 2023
●	Invested $1.8 Billion in Value-Creating Acquisitions and Returned $900 Million to Shareholders in 2023

PHOENIX (February 27, 2024) – Republic Services, Inc. (NYSE: RSG) today reported net income of $439.6 million, or $1.39 per diluted share, for the three months ended December 31, 2023, versus $346.8 million, or $1.09 per diluted share, for the comparable 2022 period. Excluding certain expenses and other items, on an adjusted basis, net income for the three months ended December 31, 2023 was $446.4 million, or $1.41 per diluted share, versus $358.1 million, or $1.13 per diluted share, for the comparable 2022 period.

For the year ended December 31, 2023, net income was $1,731.0 million, or $5.47 per diluted share, versus $1,487.6 million, or $4.69 per diluted share, for the comparable 2022 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the year ended December 31, 2023 was $1,775.1 million, or $5.61 per diluted share, versus $1,562.8 million, or $4.93 per diluted share, for the comparable 2022 period.

“We finished the year strong and produced results that exceeded our expectations,” said Jon Vander Ark, president and chief executive officer. “During 2023, we delivered double-digit growth in revenue,

EBITDA, earnings and free cash flow, while continuing to invest in the business to accelerate profitable growth.”

Fourth-Quarter 2023 Highlights:

*Total revenue growth of 8.6 percent includes 5.7 percent organic growth and 2.9 percent growth from acquisitions.

*Core price on total revenue increased revenue by 7.2 percent. Core price on related business revenue increased revenue by 8.8 percent, which consisted of 10.6 percent in the open market and 6.0 percent in the restricted portion of the business.

*Revenue growth from average yield on total revenue was 6.3 percent, and volume increased revenue by 0.3 percent. Revenue growth from average yield on related business revenue was 7.7 percent, and volume increased related business revenue by 0.4 percent.

*Net income was $439.6 million, or a margin of 11.5 percent.

*EPS was $1.39 per share, an increase of 27.5 percent over the prior year.

*Adjusted EPS, a non-GAAP measure, was $1.41 per share, an increase of 24.8 percent over the prior year.

*Adjusted EBITDA, a non-GAAP measure, was $1,145.2 million, and adjusted EBITDA margin, a non-GAAP measure, was 29.9 percent of revenue, an increase of 260 basis points over the prior year.

*Cash invested in acquisitions was $828 million.

*The Company completed construction on its first Polymer Center, located in Las Vegas.

*The Company's average recycled commodity price per ton sold during the fourth quarter was $131. This represents an increase of $19 per ton from the third quarter of 2023 and an increase of $43 per ton over the prior year.

Full-Year 2023 Highlights:

*Total revenue growth of 10.8 percent includes 6.0 percent organic growth and 4.8 percent growth from acquisitions.

*Core price on total revenue increased revenue by 7.4 percent. Core price on related business revenue increased revenue by 8.9 percent, which consisted of 10.9 percent in the open market and 5.6 percent in the restricted portion of the business.

*Revenue growth from average yield on total revenue was 6.1 percent, and volume increased revenue by 0.5 percent. Revenue growth from average yield on related business revenue was 7.3 percent, and volume increased related business revenue by 0.7 percent.

*Net income was $1,731.0 million, or a margin of 11.6 percent.

*EPS was $5.47 per share, an increase of 16.6 percent over the prior year.
*Adjusted EPS, a non-GAAP measure, was $5.61 per share, an increase of 13.8 percent over the prior year.

*Adjusted EBITDA, a non-GAAP measure, was $4,447.1 million and adjusted EBITDA margin, a non-GAAP measure, was 29.7 percent of revenue, an increase of 60 basis points over the prior year.

*Cash provided by operating activities was $3,617.8 million, an increase of 13.4 percent over the prior year.

*Adjusted free cash flow, a non-GAAP measure, was $1,985.1 million, an increase of 13.9 percent versus the prior year. Adjusted free cash flow exceeded the Company's guidance.

*Cash invested in acquisitions was $1.8 billion.

*Five renewable natural gas projects were completed and commenced operations during the year.

*Cash returned to shareholders was $899.9 million, which included $261.8 million of share repurchases and $638.1 million of dividends paid.

*The Company's average recycled commodity price per ton sold during the year was $117. This represents a decrease of $53 per ton over the prior year.

2024 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2024. Please refer to the Reconciliation of 2024 Financial Guidance section of this document for detail relating to the computation of non-GAAP measures as well as the Information Regarding Forward-Looking Statements section of this document.

Full-year 2024 financial guidance is as follows:

•Revenue: Republic expects revenue to be in the range of $16.100 billion to $16.200 billion. The Company expects growth from average yield on total revenue to be in the range of 5.5% to 6.0% and volume growth to be in the range of 0.0% to 0.5%. Average yield on related business revenue is expected to be in the range of 6.5% to 7.0%.

•Adjusted EBITDA: Republic expects adjusted EBITDA to be in the range of $4.825 billion to $4.875 billion.

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $5.94 to $6.00.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $2.100 billion to $2.150 billion. The Company expects to receive between $1.760 billion to $1.800 billion of property and equipment, net of proceeds from the sale of property and equipment.

•Acquisitions: Republic expects to invest at least $500 million in acquisitions in 2024. The 2024 financial guidance provided above only includes the expected contribution from acquisitions that closed through December 31, 2023.

“We expect another outsized year of growth in revenue, EBITDA, earnings and free cash flow in 2024,” said Mr. Vander Ark. “Our strong financial guidance is supported by pricing in excess of cost inflation, leveraging our digital tools to enhance productivity and improve customer loyalty, and continuing to invest in Sustainability Innovation to drive long-term value creation.”

Company Declared Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.535 per share for shareholders of record on April 2, 2024. The dividend will be paid on April 15, 2024.

Presentation of Certain Performance Metrics and Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA by business type, adjusted EBITDA margin by business type and adjusted free cash flow are described in the Performance Metrics and Reconciliations of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste and field services. Republic’s industry-leading commitments to advance circularity and support decarbonization are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$140.0	$143.4
Accounts receivable, less allowance for doubtful accounts and other of $83.2 and $51.9, respectively	1,768.4	1,677.2
Prepaid expenses and other current assets	472.6	536.5
Total current assets	2,381.0	2,357.1
Restricted cash and marketable securities	163.6	127.6
Property and equipment, net	11,350.9	10,744.0
Goodwill	15,834.5	14,451.5
Other intangible assets, net	496.2	347.2
Other assets	1,183.9	1,025.5
Total assets	$31,410.1	$29,052.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,411.5	$1,221.8
Notes payable and current maturities of long-term debt	932.3	456.0
Deferred revenue	467.3	443.0
Accrued landfill and environmental costs, current portion	141.6	132.6
Accrued interest	104.1	79.0
Other accrued liabilities	1,171.5	1,058.3
Total current liabilities	4,228.3	3,390.7
Long-term debt, net of current maturities	11,887.1	11,329.5
Accrued landfill and environmental costs, net of current portion	2,281.0	2,141.3
Deferred income taxes and other long-term tax liabilities, net	1,526.8	1,528.8
Insurance reserves, net of current portion	348.8	315.1
Other long-term liabilities	594.6	660.7
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 320.7 and 320.3 issued including shares held in treasury, respectively	3.2	3.2
Additional paid-in capital	2,900.8	2,843.2
Retained earnings	8,433.9	7,356.3
Treasury stock, at cost; 6.1 and 4.2 shares, respectively	(783.5)	(504.6)
Accumulated other comprehensive loss, net of tax	(12.1)	(12.1)
Total Republic Services, Inc. stockholders' equity	10,542.3	9,686.0
Non-controlling interests in consolidated subsidiary	1.2	0.8
Total stockholders' equity	10,543.5	9,686.8
Total liabilities and stockholders' equity	$31,410.1	$29,052.9

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$3,831.6	$3,529.7	$14,964.5	$13,511.3
Expenses:
Cost of operations	2,264.1	2,181.3	8,942.2	8,205.0
Depreciation, amortization and depletion	402.0	349.8	1,501.4	1,351.6
Accretion	24.7	22.7	97.9	89.6
Selling, general and administrative	431.4	395.3	1,608.7	1,454.3
Adjustment to withdrawal liability for a multiemployer pension fund	4.5	(3.8)	4.5	(1.6)
Gain (loss) on business divestitures and impairments, net	(2.1)	(1.0)	(3.6)	(6.3)
Restructuring charges	6.0	8.2	33.2	27.0
Operating income	701.0	577.2	2,780.2	2,391.7
Interest expense	(129.4)	(112.9)	(508.2)	(395.6)
Loss on extinguishment of debt	—	—	(0.2)	—
Loss from unconsolidated equity method investments	(94.5)	(96.4)	(94.3)	(165.6)
Interest income	1.5	1.4	6.5	3.3
Other income (expense), net	4.3	4.1	7.5	(2.3)
Income before income taxes	482.9	373.4	2,191.5	1,831.5
Provision for income taxes	43.2	26.4	460.1	343.9
Net income	439.7	347.0	1,731.4	1,487.6
Net income attributable to non-controlling interests in consolidated subsidiary	(0.1)	(0.2)	(0.4)	—
Net income attributable to Republic Services, Inc.	$439.6	$346.8	$1,731.0	$1,487.6
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$1.40	$1.10	$5.47	$4.70
Weighted average common shares outstanding	315.1	316.5	316.2	316.5
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$1.39	$1.09	$5.47	$4.69
Weighted average common and common equivalent shares outstanding	315.7	317.1	316.7	317.1
Cash dividends per common share	$0.535	$0.495	$2.060	$1.910

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Year Ended December 31,
	2023	2022
Cash provided by operating activities:
Net income	$1,731.4	$1,487.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,599.3	1,441.2
Non-cash interest expense	85.8	71.6
Stock-based compensation	40.9	38.8
Deferred tax provision	101.7	181.1
Provision for doubtful accounts, net of adjustments	53.2	41.5
Loss on extinguishment of debt	0.2	—
Gain on disposition of assets and asset impairments, net	(1.2)	(9.2)
Environmental adjustments	2.0	2.9
(Gain) loss from unconsolidated equity method investments	94.3	165.6
Other non-cash items	(1.6)	(0.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(71.3)	(198.8)
Prepaid expenses and other assets	(29.8)	(83.8)
Accounts payable	82.8	106.4
Capping, closure and post-closure expenditures	(60.8)	(64.6)
Remediation expenditures	(54.9)	(54.7)
Other liabilities	43.4	64.5
Proceeds for retirement of certain hedging relationships	2.4	—
Cash provided by operating activities	3,617.8	3,190.0
Cash (used in) provided by investing activities:
Purchases of property and equipment	(1,631.1)	(1,454.0)
Proceeds from sales of property and equipment	29.2	32.8
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(2,065.3)	(3,038.5)
Cash received from business divestitures	6.4	50.6
Purchases of restricted marketable securities	(28.9)	(19.6)
Sales of restricted marketable securities	13.1	19.7
Other	9.8	(14.0)
Cash used in investing activities	(3,666.8)	(4,423.0)
Cash provided by (used in) financing activities:
Proceeds from credit facilities and notes payable, net of fees	39,221.1	16,446.3
Proceeds from issuance of senior notes, net of discount and fees	2,172.3	—
Payments of credit facilities and notes payable	(40,410.8)	(14,281.7)
Issuances of common stock, net	(1.2)	(13.6)
Purchases of common stock for treasury	(261.8)	(203.5)
Cash dividends paid	(638.1)	(592.9)
Distributions paid to non-controlling interests in consolidated subsidiary	—	(0.8)
Contingent consideration payments	(19.6)	(9.6)
Cash (used in) provided by financing activities	61.9	1,344.2
Effect of foreign exchange rate changes on cash	0.3	(2.5)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	13.2	108.7
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	214.3	105.6
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$227.5	$214.3

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2023 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
Collection:
Residential	$719.2	18.8%	$679.6	19.3%	$2,822.7	18.9%	$2,642.6	19.5%
Small-container	1,168.3	30.4	1,032.8	29.3	4,438.4	29.7	3,945.7	29.2
Large-container	730.0	19.1	683.1	19.3	2,922.4	19.5	2,701.1	20.0
Other	17.5	0.5	13.5	0.4	69.4	0.4	53.9	0.4
Total collection	2,635.0	68.8	2,409.0	68.3	10,252.9	68.5	9,343.3	69.1
Transfer	418.5		391.0		1,699.1		1,574.5
Less: intercompany	(230.3)		(212.3)		(933.7)		(849.8)
Transfer, net	188.2	4.9	178.7	5.1	765.4	5.1	724.7	5.4
Landfill	713.0		662.0		2,885.4		2,681.7
Less: intercompany	(293.4)		(280.0)		(1,206.0)		(1,131.9)
Landfill, net	419.6	11.0	382.0	10.8	1,679.4	11.2	1,549.8	11.5
Environmental solutions	427.4		434.2		1,701.4		1,262.1
Less: intercompany	(14.0)		(16.8)		(76.5)		(53.9)
Environmental solutions, net	413.4	10.8	417.4	11.8	1,624.9	10.9	1,208.2	8.9
Other:
Recycling processing and commodity sales	85.7	2.2	58.7	1.7	312.3	2.1	359.1	2.7
Other non-core	89.7	2.3	83.9	2.3	329.6	2.2	326.2	2.4
Total other	175.4	4.5	142.6	4.0	641.9	4.3	685.3	5.1
Total revenue	$3,831.6	100.0%	$3,529.7	100.0%	$14,964.5	100.0%	$13,511.3	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Average yield	6.3%	5.9%	6.1%	5.2%
Fuel recovery fees	(0.3)	2.5	(0.2)	2.6
Total price	6.0	8.4	5.9	7.8
Volume	0.3	1.5	0.5	2.4
Change in workdays	(0.1)	(0.4)	—	(0.1)
Recycling processing and commodity sales	0.5	(1.8)	(0.5)	(0.6)
Environmental solutions	(1.0)	0.6	0.1	0.5
Total internal growth	5.7	8.3	6.0	10.0
Acquisitions / divestitures, net	2.9	11.2	4.8	9.6
Total	8.6%	19.5%	10.8%	19.6%

Core price	7.2%	7.4%	7.4%	6.7%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in core price, average yield and volume as a percentage of related-business revenue, defined as total revenue excluding recycled commodities, fuel recovery fees and environmental solutions revenue, to determine the effectiveness of our pricing and organic growth strategies. The following table reflects core price, average yield and volume as a percentage of related-business revenue for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	As a % of Related Business		As a % of Related Business
Core price	8.8%	8.4%	8.9%	7.3%
Average yield	7.7%	6.7%	7.3%	5.7%
Volume	0.4%	1.7%	0.7%	2.6%
The following table reflects changes in average yield and volume, as a percentage of related business revenue by line of business, for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	7.4%	(2.4)%	4.5%	1.3%	5.9%	(0.5)%	4.3%	0.1%
Small-container	11.2%	0.2%	9.2%	1.7%	10.1%	0.9%	7.4%	2.8%
Large-container	7.7%	(1.4)%	9.0%	0.7%	8.6%	(0.9)%	8.4%	2.3%
Landfill:
Municipal solid waste	6.3%	3.7%	3.9%	0.3%	6.0%	1.5%	3.5%	1.3%
Construction and demolition waste	7.4%	(2.1)%	2.0%	—%	6.6%	(2.7)%	2.1%	5.0%
Special waste	—%	12.7%	—%	10.9%	—%	12.4%	—%	10.9%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2023 and 2022 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31				Year Ended December 31
	2023		2022		2023		2022
Labor and related benefits	$760.9	19.9%	$699.5	19.8%	$2,993.9	20.0%	$2,702.9	20.0%
Transfer and disposal costs	267.9	7.0	259.2	7.3	1056.3	7.1	992.9	7.3
Maintenance and repairs	352.2	9.2	325.9	9.2	1,388.3	9.3	1,228.4	9.1
Transportation and subcontract costs	289.5	7.6	301.4	8.5	1,171.0	7.8	1,086.5	8.0
Fuel	135.3	3.5	157.0	4.5	541.6	3.6	631.1	4.7
Disposal fees and taxes	85.8	2.2	84.5	2.4	347.9	2.3	342.3	2.5
Landfill operating costs	84.6	2.2	81.4	2.3	333.0	2.2	283.2	2.1
Risk management	98.1	2.6	89.8	2.6	385.2	2.6	321.4	2.4
Other	190.0	4.9	182.6	5.2	725.0	4.9	616.0	4.6
Subtotal	2,264.3	59.1	2,181.3	61.8	8,942.2	59.8	8,204.7	60.7
US Ecology acquisition integration and deal costs	—	—	—	—	—	—	0.3	—
Total cost of operations	$2,264.3	59.1%	$2,181.3	61.8%	$8,942.2	59.8%	$8,205.0	60.7%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months and years ended December 31, 2023 and 2022 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
Salaries	$279.8	7.3%	$253.8	7.2%	$1,050.4	7.0%	$937.9	7.0%
Provision for doubtful accounts	14.5	0.4	13.7	0.4	53.2	0.4	41.5	0.3
Other	128.0	3.3	115.9	3.3	471.6	3.1	397.9	2.9
Subtotal	422.3	11.0	383.4	10.9	1,575.2	10.5	1,377.3	10.2
US Ecology acquisition integration and deal costs	9.1	0.2	11.9	0.3	33.5	0.2	77.0	0.6
Total selling, general and administrative expenses	$431.4	11.2%	$395.3	11.2%	$1,608.7	10.7%	$1,454.3	10.8%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
PERFORMANCE METRICS AND RECONCILIATIONS OF CERTAIN NON-GAAP MEASURES
The following tables calculate EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, adjusted diluted earnings per share, and adjusted free cash flow, which are not measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2023 and 2022. Our definitions of the foregoing non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.
Also presented below is adjusted EBITDA and adjusted EBITDA margin by business type for the three months and years ended December 31, 2023 and 2022.

Adjusted EBITDA and Adjusted EBITDA Margin
The following table calculates adjusted EBITDA and adjusted EBITDA margin for the three months and years ended December 31, 2023 and 2022 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
Net income attributable to Republic Services, Inc. and net income margin	$439.6	11.5%	$346.8	9.8%	1,731.0	11.6%	$1,487.6	11.0%
Net income attributable to noncontrolling interests	0.1		0.2		0.4		—
Provision for income taxes	43.2		26.4		460.1		343.9
Other (income) expense, net	(4.3)		(4.1)		(7.5)		2.3
Interest income	(1.5)		(1.4)		(6.5)		(3.3)
Interest expense	129.4		112.9		508.2		395.6
Depreciation, amortization and depletion	402.0		349.8		1,501.4		1,351.6
Accretion	24.7		22.7		97.9		89.6
EBITDA and EBITDA margin	$1,033.2	27.0%	$853.3	24.2%	$4,285.0	28.6%	$3,667.3	27.1%
(Gain) loss from unconsolidated equity method investment	94.5		96.4		94.3		165.6
Loss on extinguishment of debt and other related costs	—		—		0.2		—
Adjustment to withdrawal liability for a multiemployer pension fund	4.5		(3.8)		4.5		(1.6)
Restructuring charges	6.0		8.2		33.2		27.0
(Gain) loss on business divestitures and impairments, net	(2.1)		(1.0)		(3.6)		(6.3)
US Ecology acquisition integration and deal costs	9.1		11.9		33.5		77.3
Total adjustments	$112.0		$111.7		$162.1		$262.0
Adjusted EBITDA and adjusted EBITDA margin	$1,145.2	29.9%	$965.0	27.3%	$4,447.1	29.7%	$3,929.3	29.1%
Adjusted EBITDA and Adjusted EBITDA Margin by Business Type
The following table summarizes revenue, adjusted EBITDA and adjusted EBITDA margin by business type for the three months and years ended December 31, 2023 (in millions of dollars and adjusted EBITDA margin as a percentage of revenue):

	Three Months Ended December 31, 2023
	Recycling & Waste	Environmental Solutions	Total
Revenue	$3,418.2	$413.4	$3,831.6
Adjusted EBITDA(a)	$1,063.8	$81.4	$1,145.2
Adjusted EBITDA Margin	31.1%	19.7%	29.9%
(a) Certain corporate expenses, including selling, general and administrative expenses, and National Accounts revenue are allocated to the two business types.

	Year Ended December 31, 2023
	Recycling & Waste	Environmental Solutions	Total
Revenue	$13,339.6	$1,624.9	$14,964.5
Adjusted EBITDA(a)	$4,098.7	$348.4	$4,447.1
Adjusted EBITDA Margin	30.7%	21.4%	29.7%
(a) Certain corporate expenses, including selling, general and administrative expenses, and National Accounts revenue are allocated to the two business types.
The amounts shown for Recycling & Waste represent the sum of our Group 1 and Group 2 reportable segments, and Environmental Solutions represents our Group 3 reportable segment.
Adjusted Earnings Per Share
The following table calculates adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share for the three months and years ended December 31, 2023 and 2022:

	Three Months Ended December 31, 2023				Three Months Ended December 31, 2022
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$482.9	43.3	$439.6	$1.39	$373.4	26.6	$346.8	$1.09
Restructuring charges	6.0	1.6	4.4	0.01	8.2	2.2	6.0	0.02
Gain on business divestitures and impairments, net (2)	(2.1)	5.5	(7.6)	(0.02)	(1.0)	(0.3)	(0.7)	—
Adjustment to withdrawal liability for a multiemployer pension fund	4.5	1.2	3.3	0.01	(3.8)	(1.0)	(2.8)	(0.01)
US Ecology acquisition integration and deal costs	9.1	2.4	6.7	0.02	11.9	3.1	8.8	0.03
Total adjustments	17.5	10.7	6.8	0.02	15.3	4.0	11.3	0.04
As adjusted	$500.4	$54.0	$446.4	$1.41	$388.7	$30.6	$358.1	$1.13
(1) The income tax effect related to our adjustments includes both the current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended December 31, 2022.

	Year Ended December 31, 2023				Year Ended December 31, 2022
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$2,191.5	$460.5	$1,731.0	$5.47	$1,831.5	$343.9	$1,487.6	$4.69
Loss on extinguishment of debt and other related costs (2)	0.2	—	0.2	—	—	—	—	—
Restructuring charges	33.2	8.7	24.5	0.08	27.0	7.1	19.9	0.06
Gain on business divestitures and impairments, net	(3.6)	5.1	(8.7)	(0.03)	(6.3)	(2.5)	(3.8)	(0.01)
Adjustment to withdrawal liability for a multiemployer pension fund (3)	4.5	1.2	3.3	0.01	(1.6)	(0.4)	(1.2)	—
US Ecology acquisition integration and deal costs	33.5	8.7	24.8	0.08	77.3	17.0	60.3	0.19
Total adjustments	67.8	23.7	44.1	0.14	96.4	21.2	75.2	0.24
As adjusted	$2,259.3	$484.2	$1,775.1	$5.61	$1,927.9	$365.1	$1,562.8	$4.93
(1) The income tax effect related to our adjustments includes both the current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2023.
(3) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2022.

We believe that presenting EBITDA and EBITDA margin is useful to investors because they provide important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDA margin demonstrate our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
We believe that presenting adjusted EBITDA and adjusted EBITDA margin, adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Restructuring charges. During the three months and year ended December 31, 2023 we incurred $6.0 million and $33.2 million, respectively, of restructuring charges primarily related to the redesign of our asset management, and customer and order management software systems, as well as costs associated with the early termination of certain leases. During the three months and year ended December 31, 2022, we incurred $8.2 million and $27.0 million, respectively, of restructuring charges primarily related to the redesign of our general ledger, budgeting, and procurement enterprise resource planning systems, which was completed with the systems being placed into production by the end of 2022.
Gain on business divestitures and impairments, net. During the year ended December 31, 2023 and 2022, we recorded a net gain on business divestitures and impairments of $3.6 million and $6.3 million, respectively. During the three months ended December 31, 2023 and 2022, we recorded a net gain on business divestitures and impairments of $2.1 million and $1.0 million, respectively.
Adjustment to withdrawal liability for multiemployer pension funds. During the three months and year ended December 31, 2023 we recorded $4.5 million of withdrawal costs from a multiemployer pension plan. During the year ended December 31, 2022, we recorded $1.6 million of withdrawal costs from a multiemployer pension plan.
US Ecology acquisition integration and deal costs. During the three months and year ended December 31, 2023, we incurred $9.1 million and $33.5 million, respectively, and during the three months and year ended December 31, 2022, we incurred $11.9 million and $77.3 million, respectively, of acquisition integration and deal costs in connection with the acquisition of US Ecology. The acquisition closed on May 2, 2022. The 2023 costs primarily related to the integration of certain software systems as well as rebranding the business, and the 2022 costs included certain costs to close the acquisition and integrate the US Ecology business.
Loss on extinguishment of debt and other related costs. During the year ended December 31, 2023, we incurred a loss on the early extinguishment of debt of $0.2 million related to the early repayment of a portion of our term loan facility. We incurred non-cash charges related to the proportional share of unamortized deferred issuance costs.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Cash provided by operating activities	$3,617.8	$3,190.0
Property and equipment received	(1,717.5)	(1,552.5)
Proceeds from sales of property and equipment	29.2	32.8
Cash paid related to adjustments to withdrawal liabilities for a multiemployer pension fund, net of tax	0.3	2.2
Restructuring payments, net of tax	29.1	14.6
Cash tax benefit for debt extinguishment and other related costs	(0.1)	—
Divestiture related tax payments	0.9	2.5
US Ecology acquisition integration and deal costs, net of tax	25.4	52.8
Adjusted free cash flow	$1,985.1	$1,742.4
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,631.1	$1,454.0
Adjustments for property and equipment received during the current period but paid for in a future period, net	86.4	98.5
Property and equipment received during the period	$1,717.5	$1,552.5
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2023 and December 31, 2022, accounts receivable were $1,768.4 million and $1,677.2 million, net of allowance for doubtful accounts of $83.2 million and $51.9 million, respectively, resulting in days sales outstanding of 42.0, or 30.9 days net of deferred revenue, compared to 43.3, or 31.8 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2023, we paid a cash dividend of $168.5 million to shareholders of record as of October 2, 2023. As of December 31, 2023, we recorded a quarterly dividend payable of $168.3 million to shareholders of record at the close of business on January 2, 2024, which was paid on January 16, 2024.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2023, we repurchased 0.4 million shares of our stock for $60.6 million at a weighted average cost per share of $142.60. As of December 31, 2023, the remaining authorized purchase capacity under our October 2023 repurchase program was $3.0 billion.

RECONCILIATION OF 2024 FINANCIAL GUIDANCE
Adjusted EBITDA
The following is a summary of our anticipated adjusted EBITDA for the year ending December 31, 2024, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2024
Net income attributable to Republic Services, Inc.	$ 1,825 to 1,865
Provision for income taxes	455 to 465
Interest expense, net	545
Depreciation, amortization, depletion and accretion	1,775
Loss from unconsolidated equity method investments	190
Restructuring charges	35
Adjusted EBITDA	$ 4,825 to 4,875
We believe that presenting adjusted EBITDA provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2024, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2024
Diluted earnings per share	$ 5.86 to 5.92
Restructuring charges	0.08
Adjusted diluted earnings per share	$ 5.94 to 6.00
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2024, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2024
Cash provided by operating activities	$ 3,835 to 3,925
Property and equipment received	(1,780 to 1,820)
Proceeds from sales of property and equipment	20
Restructuring payments, net of tax	25
Adjusted free cash flow	$ 2,100 to 2,150
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Our financial guidance is based on current economic conditions.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the impacts of the overall global economy and increasing interest rates, our ability to effectively integrate and manage companies we acquire, including US Ecology, and to realize the anticipated benefits of any such acquisitions, the amount of the financial contribution of our sustainability initiatives, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States, as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023, particularly under Part I, Item 1A – Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.